Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS

FIRST QUARTER 2006 RESULTS

Rye Brook, NY — May 8, 2006 — Universal American Financial Corp. (NASDAQ: UHCO) today announced financial results for the first quarter ended March 31, 2006.

First Quarter 2006 Highlights

•                  Revenues increased 54% to $345.5 million over the first quarter of 2005

•                  Medicare Advantage membership increased by 26% during the quarter

•                  Part D successfully implemented

•                  Net income for the quarter was $7.0 million, or $0.12 per diluted share, which included $0.5 million for stock option expense

Affirms Guidance for 2006

•                  Total revenues between $1.4 billion and $1.5 billion

•                  Diluted earnings per share of $1.28 to $1.38, excluding $0.03 of stock option expense

First Quarter 2006 Compared to First Quarter 2005

Universal American reported net income of $7.0 million for the first quarter of 2006, or $0.12 per diluted share which included $0.5 million, after tax, for stock option expense. This compares to $16.1 million, or $0.28 per diluted share, reported for the first quarter of 2005, which included $0.7 million, or $0.01 per diluted share, of after-tax realized gains. Total revenues for the first quarter of 2006 increased 54% to $345.5 million.

Management Comments

“Universal American is in the midst of a period of vibrant growth capitalizing on the dynamic opportunities in senior healthcare,” commented Richard Barasch, Chairman and CEO. “We are quite pleased with our results for the first quarter and believe that we are on track to achieve the growth in revenues and profitability that we have forecasted. The highlights of the quarter were the successful implementation of the Part D program and the very rapid growth of our Medicare Advantage business. In light of the changes in our overall business, and the significant seasonal nature of several of our largest business lines, we believe that the operating results of the first quarter are consistent with the operating results that we anticipate for the full year. We have provided a significant amount of additional information with which the results of the first quarter may be analyzed in the context of what we expect for the balance of the year.”

Medicare Advantage

Our Medicare Advantage segment performed exceptionally well in the first quarter of 2006, and we anticipate continued solid growth through 2006. During the first quarter, membership increased by 26% to almost 38,000 and annualized revenues increased by 38% to over $376 million. This was fueled both by 12% membership growth in our coordinated care plans and 93% membership growth in our private fee-for-service plans.

The profitability of our Medicare Advantage business continued to grow as well. For the first quarter of 2006, the segment earned pre-tax income of $9.2 million on revenues of $91.0 million. Revenues increased by 71%, while pre-tax income rose by 31%, compared to the first quarter of 2005. As we had anticipated, our margins were impacted by slightly higher loss ratios and increased spending to support the ambitious marketing and expansion goals that we have set.

On a sequential basis, revenues in the Medicare Advantage segment increased by 36%, while pre-tax income rose by 48%, compared to the fourth quarter of 2005.

Medicare Part D

We are very encouraged by our results in the first quarter of the Part D program. Early in 2005, we established a strategic alliance with PharmaCare Management Services, Inc. (“PharmaCare”), a wholly owned subsidiary of CVS Corporation (NYSE: CVS). We were successful bidding under the benchmark in 26 of the 32 regions, and have received an allocation of dual-eligibles in those markets.

Given some of the early industry-wide difficulties that were encountered in the program, we have accounted in our first quarter results only for the 367,000 members that The Centers for Medicare and Medicaid Services (“CMS”) indicated were in our plans as of March 31, 2006. Subsequently, CMS has publicly announced that as of the end of April 2006 we had approximately 441,000 members, some of whose membership may relate back to the first quarter. We are in the process of reconciling these numbers with CMS and expect that subsequent quarters’ numbers will be more precise.

We also are quite encouraged by the risk management elements of our plans. Our products appear to have been priced at levels that will provide an appropriate return for Universal American for the year. In the first quarter of 2006, we earned $5.4 million pre-tax on revenues of $78.4 million. However, given the nature of the benefit design, there will be significant seasonality in our loss ratios through the remaining quarters of 2006.

Senior Market Health

While our Medicare Supplement business continued to be a challenge for the Company in the first quarter, we are pleased to report that our loss ratios appear to be falling in line with our predictions. One of the important policy benefits in Medicare Supplement is coverage of annual deductibles under Medicare Part B. We estimate that approximately 90% of the Part B deductibles are incurred in the first quarter of each year, thus generating higher claims costs in the first quarter as compared to subsequent quarters. Our loss ratio for the first quarter was 80%, slightly higher than the pro-forma 79% loss ratio we experienced in the first quarter of 2005. Despite this increase, we are optimistic that we are on track to achieve our loss ratio target for 2006. First, the Medicare Part B deductibles that we cover in our Medicare Supplement plans increased in 2006, resulting in a steeper slope of reduction in claims through the balance of the year. In addition, we are beginning to benefit from the rate increases that we implemented in the last year. Based on our actuarial analysis and prior years’ experience, we remain comfortable with our estimate that our Medicare Supplement loss ratio will be in the range of 71.5% to 73.5% for the full year 2006.

The other issue affecting our Medicare Supplement business, excess lapsation, continued in the first quarter. The number of policies lapsed increased by 31% over the fourth quarter of 2005, causing an additional $2.7 million of non-cash amortization of deferred acquisition costs. Based on a study of our lapses in the first quarter, our best estimate is that approximately half of our lapsed policyholders moved to Medicare Advantage plans, with the balance moving to other Medicare Supplement carriers. Our expectation is that when the Medicare Advantage lock-in takes effect in the second half of the year, our lapsation will return to more normal patterns for the balance of the year.

Senior Administrative Services

CHCS Services, Universal American’s senior health insurance third-party administrator, continued its important contribution to the Company. Revenues for the first quarter of 2006 increased by 36% to $20.2 million compared to the first quarter of 2005 largely due to the addition of the administration of the Part D business. Profit in the first quarter decreased to $2.4 million, largely as a result of approximately $1.8 million of extra expenses that related to the start up of Part D. Excluding these expenses, pre-tax income would have risen by 17%.

Specialty Health

Revenues in Universal American’s Specialty Health segment increased 2% to $45.0 million; however, pre-tax income decreased 16% to $4.7 million compared to the first quarter of 2005. This decrease is primarily the result of additional claims activity in our run-off long term care line.

Life Insurance and Annuity

Revenues in the Life Insurance and Annuity segment increased 10% to $25.0 million; however, pre-tax income decreased 74% to $1.0 million compared to the first quarter of 2005, largely as result of unfavorable mortality and a reduction in the change in deferred acquisition costs resulting from less new business.

Balance Sheet Data

Total assets were $2.5 billion as of March 31, 2006 compared to $2.2 billion at December 31, 2005. Total reserves for policyholder liabilities were $1.5 billion at March 31, 2006 compared to $1.4 billion at December 31, 2005. Stockholders’ equity as of quarter-end was $528.8 million, or $9.06 per common share, compared to $531.9 million, or $9.12 per common share, at December 31, 2005, resulting from a decrease in the market value of our fixed income assets. As of March 31, 2006, excluding the effect of FAS 115 (which includes the net unrealized appreciation of the Company’s investment portfolio), stockholders’ equity was $500.4 million and fully diluted book value per common share was $8.43. Debt to total capitalization, excluding the effect of FAS 115, (including the trust preferreds) decreased to 25.3% at March 31, 2006 from 25.8% at December 31, 2005 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release). Return on equity for the first quarter of 2006 was 5.3%. Excluding the effect of FAS 115, return on equity for the first quarter of 2006 was 5.7% (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Universal American’s investment portfolio, which totaled $1.3 billion at March 31, 2006, remains sound with approximately 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies. As of March 31, 2006, Universal American’s bonds were worth $28.7 million more than their book value. Universal American realized $0.0 million in pre-tax capital loss during the quarter ended March 31, 2006, compared to $1.1 million in the first quarter of 2005.

Guidance

Universal American expects to earn approximately $1.28 to $1.38 per fully diluted share, excluding an expense of approximately $0.03 per diluted share, after tax, to reflect the impact of stock option costs. The following table provides additional information relating to our guidance.

	Reported	Projected Ranges
	1Q06	2Q06		3Q06		4Q06		FY 2006
Diluted EPS
Operating EPS	$0.12	$0.27	$0.29	$0.46	$0.50	$0.43	$0.47	$1.28	$1.38
FAS123R	0.00	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)	(0.03)
Reported EPS	$0.12	$0.26	$0.28	$0.45	$0.49	$0.42	$0.46	$1.25	$1.35

Revenue ($Million)
Senior Managed Care - Medicare Advantage	$91	$105	$109	$116	$122	$113	$117	$425	$439
Senior Market Health Insurance	100	92	100	94	102	94	103	380	405
Medicare Part D	78	82	97	69	82	71	83	300	340
Specialty Health Insurance	45	41	46	42	47	42	47	170	185
Life Insurance and Annuity	25	24	27	25	28	26	28	100	108
Senior Administrative Services	20	19	22	19	22	19	23	77	87
Corporate / Eliminations	(15)	(10)	(15)	(10)	(15)	(10)	(15)	(45)	(60)
Total Revenue	346	353	386	355	388	355	386	1,409	1,506

Senior Managed Care - Medicare Advantage
End of quarter Membership
Health Plans	28,036	31,000	32,000	31,500	33,000	31,000	32,500
Private fee-for-service	9,815	15,500	17,000	16,000	17,500	15,000	16,000
Total	37,851	46,500	49,000	47,500	50,500	46,000	48,500
Medicare Advantage Segment loss ratio	73.6%	73.0%	76.0%	73.0%	76.0%	73.0%	76.0%	73.0%	76.0%

Senior Market Health Insurance

Medicare Supplement Loss Ratio	80.0%	72.0%	74.0%	68.5%	70.5%	66.5%	68.5%	71.5%	73.5%
Change in deferred acquisition costs[1]	(2.8)	(3.0)	(3.5)	(7.5)	(8.5)	(7.0)	(8.0)	(20.3)	(22.8)

Medicare Part D
End of quarter Membership (in millions)	367.0	460.0	490.0	460.0	500.0	460.0	490.0
Total Revenue	78.4	82.0	97.0	69.0	82.0	71.0	83.0	300.4	340.4
Pre-tax Margin	6.9%							9.0%	11.0%

1    Assumes lapses grade down to historic rate experienced in the first half of 2005 by the third quarter of 2006.

Expensing of Stock Based Compensation

Universal American adopted the new accounting rules for the expensing of stock-based compensation effective January 1, 2006. The first quarter of 2006 results include $0.5 million for the expensing of stock-based compensation.

Conference Call

Universal American will host a conference call at 9:30 a.m. Eastern Time on Tuesday, May 9, 2006 to discuss the first quarter results and other corporate developments. Interested parties may participate in the call by dialing 706-679-0770. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.uafc.com. To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. This supplemental financial data can be accessed at www.uafc.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population. Universal American is included in the NASDAQ

Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index. For more information on Universal American, please visit our website at www.uafc.com.

*              *              *

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company (including, but not limited to, statements regarding our expectations of Universal American’s operating plans and strategies generally, statements regarding our expectations of the performance of our Medicare Supplement business and other lines of business, including the prediction of loss ratios, the adequacy of reserves, our ability to institute future rate increases, expectations regarding the introduction of our Part D program, including our estimates of membership, costs and revenues, future operating results and references to the estimate of the accretion from recent acquisitions) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Consolidated Results
Direct and assumed premiums	$493.6	$262.4

Net premiums and policyholder fees	$309.3	$202.2
Net investment income	20.1	16.7
Other income	16.1	4.2
Realized gains	—	1.1
Total revenues	345.5	224.2

Policyholder benefits	252.2	143.4
Interest credited to policyholders	4.5	4.5
Change in deferred acquisition costs	(5.4)	(15.7)
Amortization of present value of future profits	2.4	1.7
Commissions and general expenses, net of allowances	80.8	65.6
Total benefits and expenses	334.5	199.5

Income before income taxes	11.0	24.7

Income taxes, excluding capital gains	(4.0)	(8.2)
Income taxes on capital gains (2)	—	(0.4)

Total income taxes (1)	(4.0)	(8.6)

Net income	$7.0	$16.1

Per Share Data (Diluted):
Net income	$0.12	$0.28

See following page for explanation of footnotes.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Income (loss) before Taxes by Segment
Senior Managed Care-Medicare Advantage	$9.2	$7.0
Senior Market Health
Medigap	(6.3)	6.8
Part D	5.4	—
Specialty Health	4.7	5.6
Life Insurance & Annuity	1.0	4.1
Senior Administrative Services	2.4	3.6

Corporate	(5.4)	(3.5)

Realized gains	—	1.1
Income before income taxes	$11.0	24.7

	March 31, 2006	December 31, 2005
BALANCE SHEET DATA
Total Cash and Investments	$1,689.8	$1,509.5
Total Assets	$2,550.6	$2,228.0
Total Policyholder Related Liabilities	$1,548.0	$1,446.7
Outstanding Bank Debt	$94.5	$95.8
Other Long Term Debt	$75.0	$75.0
Total Stockholders’ Equity	$528.8	$531.9
Book Value per Common Share	$9.06	$9.12
Diluted Weighted Average Shares Outstanding-Year to Date	59.9	59.1

Non-GAAP Financial Measures *
Total Stockholders’ Equity (excluding FAS 115) *	$500.4	$492.0
Diluted Book Value per Common Share (excluding FAS 115) * (3)	$8.43	$8.27
Debt to Total Capital Ratio * (4)	25.3%	25.8%

*                    Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1)             The overall effective tax rate for the quarter ended March 31, 2006 was 36.5% and was 34.8% for the same quarter of 2005.

(2)             Tax on realized capital gains (losses) and other non-recurring items is based on a 35.0% effective tax rate for all periods.

(3)             Diluted book value per common share (excluding FAS 115) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“FAS 115”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(4)             The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding FAS 115) plus Outstanding Bank Debt plus Other Long Term Debt.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
In millions, except per share amounts
(Unaudited)

Universal American uses certain non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. These measures should not be considered an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are presented below.

Total Stockholders’ Equity (excluding FAS 115)	March 31, 2006	December 31, 2005
Total stockholders’ equity	$528.8	$531.9
Less: Accumulated other comprehensive income	(28.4)	(39.9)

Total Stockholders’ Equity (excluding FAS 115)	$500.4	$492.0

Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Diluted Book Value per Common Share (excluding FAS 115)	March 31, 2006	December 31, 2005
Total stockholders’ equity	$528.8	$531.9
Proceeds from assumed exercises of vested options	21.7	17.9
	$550.6	$549.8
Diluted common shares outstanding	62.0	61.6

Diluted Book Value per Common Share	$8.89	$8.92

Total stockholders’ equity (excluding FAS 115)	$500.4	$492.0
Proceeds from assumed exercises of vested options	21.7	17.9
	$522.1	$509.9
Diluted common shares outstanding	62.0	61.6

Diluted Book Value per Common Share (excluding FAS 115)	$8.43	$8.27

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
In millions
(Unaudited)

Debt to Total Capital Ratio	March 31, 2006	December 31, 2005
Outstanding bank debt	94.5	95.8
Other long term debt	75.0	75.0
Total outstanding debt	$169.5	$170.8

Total stockholders’ equity	$528.8	$531.9
Outstanding bank debt	94.5	95.8
Other long term debt	75.0	75.0
Total Capital	$698.3	$702.7

Debt to Total Capital Ratio	24.3%	24.3%

Total stockholders’ equity (excluding FAS 115)	$500.4	$492.0
Total outstanding bank debt	94.5	95.8
Total outstanding trust preferred securities	75.0	75.0
Total Capital	$669.9	$662.8

Debt to Total Capital Ratio	25.3%	25.8%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Return on Equity	Three months ended March 31, 2006	Three months ended March 31, 2005
Net Income	$7.0	$16.1

Total stockholders’ equity:
Beginning of period	$531.9	$419.4
End of period	528.8	431.9
Average stockholders’ equity	$530.4	$425.7

Return on Equity	5.3%	15.1%

Total stockholders’ equity (excluding FAS 115):
Beginning of period	$492.0	$378.4
End of period	500.4	399.2
Average stockholders’ equity (excluding FAS 115)	$496.2	$388.8

Return on Equity (excluding FAS 115)	5.7%	16.5%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating return on equity. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Administrative Services Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three months ended March 31,	Three months ended March 31,
	2006	2005

Administrative Services pre-tax income	$2.4	$3.6
Depreciation, amortization and interest	0.8	0.5
Earnings before interest, taxes, depreciation and amortization	$3.2	$4.1

In addition to pre-tax income, we also evaluate the results of our Administrative Services segment based on EBITDA. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt. Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements. While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

Medicare Advantage Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three months ended March 31,	Three months ended March 31,
	2006	2005

Medicare Advantage pre-tax income	$9.2	$7.0
Depreciation, amortization and interest	1.0	0.9
Earnings before interest, taxes, depreciation and amortization	$10.2	$7.9

In addition to pre-tax income, we also evaluate the results of our Medicare Advantage segment based on EBITDA. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt. Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements. While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609